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                                                                    EXHIBIT 23.7

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
Dreco Energy Services Ltd.
Suite 1340 Weber Centre
5555 Calgary Trail
Edmonton, Alberta, Canada T6H 5P9

Members of the Board:


We hereby consent to the inclusion of (i) our opinion letter dated August 21, 1997 to the Board of Directors of Dreco Energy Services Ltd. (the "Company") as Annex I to the Joint Management Information Circular and Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of the Company and National-Oilwell, Inc. ("National-Oilwell"), relating to the proposed transaction involving the Company and National-Oilwell, and (ii) references made to our firm, such opinion and our opinion dated May 13, 1997 in the Proxy Statement/Prospectus under the captions entitled "SUMMARY" -- Opinions of Financial Advisors", "SUMMARY -- The Transaction -- Reasons for the Transaction", "THE TRANSACTION -- Background", "THE TRANSACTION -- Reasons for the Transaction" and "THE TRANSACTION -- Opinions of Financial
Advisors -- Opinion of Credit Suisse First Boston". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


CREDIT SUISSE FIRST BOSTON CORPORATION


August 21, 1997